Exhibit 99.1
Company Press Release
Bank of Commerce Holdings Announces Exercise of Over-Allotment Option by the Underwriters
REDDING, California, April 14, 2010/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $813 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™ today announced that the underwriters of its recent public offering of common shares have fully exercised their over-allotment option, which resulted in the issuance of an additional 1,080,000 shares of common stock.
The option was granted in connection with the Company’s public offering of 7,200,000 shares of common stock at a public offering price of $4.25 per share, which closed on March 29, 2010. The exercise of the over-allotment option will result in additional net proceeds of approximately $4.4 million, bringing the expected total net proceeds of the offering to approximately $33.4 million, after deducting the underwriting discount and estimated offering expenses. The exercise of the over-allotment option brings the total number of shares of common stock sold by the Company in the offering to 8,280,000.
The shares were sold in an underwritten public offering by Howe Barnes Hoefer & Arnett, Inc. acting as lead manager.
The Company intends to use the net proceeds from the offering for general corporate purposes including organic growth and opportunistic acquisitions.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective.
The offering will be made only by means of a prospectus which is a part of such registration statement. A copy of the prospectus may be obtained from Howe Barnes Hoefer & Arnett, Inc. at 222 S. Riverside Plaza, Chicago, Illinois 60606, Telephone 1-800-800-4693.

About Bank of Commerce Holdings
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™.
The bank is a federally insured California banking corporation and opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock.
Contact Information:
Patrick J. Moty, President & CEO
Telephone (530) 722-3953
Linda J. Miles, Chief Operating Officer
Telephone (530) 722-3955
Samuel D. Jimenez, Senior Vice President and CFO
Telephone (530) 722-3952

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